MARCUM
ACCOUNTANTS ▲ ADVISORS

October 1, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by RenovaCare, Inc. under Item 4.01 of its Form 8-K dated October 1, 2020. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of RenovaCare, Inc. contained therein.

Very truly yours,

Marcum LLP

GG/mp

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